EXHIBIT 10.2

AGREEMENT OF COMPROMISE,
SETTLEMENT AND RELEASE

PARTIES:

The parties to this AGREEMENT OF COMPROMISE, SETTLEMENT AND RELEASE (“Agreement”) are:

•	ATSI Communications, Inc., a Delaware corporation, now known as ATSI Communications, Inc., a Nevada corporation, via merger (hereinafter “Defendant” or “ATSI”), and

•	Richard C. Benkendorf (hereinafter “Plaintiff” or “Benkendorf” herein)

RECITALS:

WHEREAS, Benkendorf formerly sat on the Board of Directors for ATSI and was paid fees and expenses relating to various activities on behalf of ATSI; and

WHEREAS, Benkendorf has alleged that fees and expenses remain unpaid and is due and owing and ATSI has disputed prior billings and submissions by Plaintiff; and

WHEREAS, Benkendorf and ATSI have asserted various other claims against each other; and

WHEREAS, Plaintiff instituted a lawsuit against ATSI in the County Court at Law No. 2, Travis County, Texas bearing Cause No. C-1-CV-05-001154 (hereinafter the “Lawsuit”), after which ATSI appeared therein; and

WHEREAS, the papers in said Lawsuit are incorporated herein regarding the publicly asserted claims and counterclaims by ATSI and Benkendorf as more particularly set forth in said Lawsuit; and

WHEREAS, bona fide disputes and controversies exist between the parties as to the amount owed Benkendorf, whether he previously agreed to abate charging for fees along with other directors, whether his claims were previously modified by agreement, whether Benkendorf was properly terminated, and other claims or offsets between the parties, whether or not publicly asserted in the Lawsuit; and

WHEREAS, by reason of such disputes and controversies the parties hereto desire to compromise and settle all claims and causes of action of any kind whatsoever between the parties relating to the claims and defenses or potential counterclaims asserted or which could have been asserted in the Lawsuit and any and all other claims, known or unknown, if any, either party hereto may have against the other.

NOW, THEREFORE, to buy peace and for the mutual agreements and understandings herein expressed, the receipt of which is hereby acknowledged, Benkendorf and ATSI do hereby contract and agree as follows:

1. ATSI promises to do the following:

•	pay $1,500 substantially contemporaneous with the execution of this Agreement;

•
in April 2006, ATSI will cause sufficient ATSI common stock to issue to Benkendorf on the 15th of such month so that, the market value of such stock on the date of issuance is equivalent to no less than $7,614 based on the price of the last transaction price reported for transactions in the ATSI common stock on the Over-the-Counter Bulletin Board on the trading day immediately preceding the date of issuance, and will continue thereafter on a monthly basis to issue such stock so that stock valued at the time of issuance is worth no less than $7,614 based on the price of the last transaction price reported for transactions in the ATSI common stock on the Over-the-Counter Bulletin Board on the trading day immediately preceding the 15th of each month until a total of stock valued at $45,684 (valued at the time of the issuance of such stock when such stock issuance is due per this Agreement) in ATSI common stock is issued to Benkendorf; and

•	upon written request by Benkendorf, ATSI will pay for a legal opinion in support of Benkendorf being able to lift the restrictions.

2. ATSI does not hereafter guarantee the minimum stock price for which Benkendorf may hereafter sell such stock issued to him in consideration of this Agreement; ATSI will, however, issue enough stock each month which, based on the market sale price at the time of issuance, equals to no less than $7,614 per month. Market price at the time of issuance of the stock will be based on the price of the last transaction price reported for transactions in the ATSI common stock on the Over-the-Counter Bulletin Board on the trading day immediately preceding the 15th of each month.

3. Effective immediately, Benkendorf and his successors, affiliates, attorneys, agents, and assigns, and those in privity with him, does hereby release, acquit and discharge ATSI and its successors, affiliates, attorneys (including but not limited to Langley & Banack, Inc. and Peter Kilpatrick), agents, and assigns (including all current and former officers and directors of ATSI Communications, Inc. formerly a Delaware corporation, which includes but is not limited to Art Smith), and those in privity with them, of and from any and all claims, known or unknown, contingent or uncontingent, liquidated or unliquidated, demands and/or causes of action growing out of their prior relationship with each other, including but not limited to all matters set forth in the Lawsuit, it being understood that the only obligations remaining by and between the parties hereto are that as narrowly set forth herein.

4. Effective immediately, ATSI and its successors, affiliates, attorneys, agents, and assigns, and those in privity with them, do hereby release, acquit and discharge Benkendorf and his successors, affiliates, attorneys (including Jeremy Levine), agents, and assigns and those in privity with him, of and from any and all claims, known or unknown, contingent or uncontingent, liquidated or unliquidated, demands and/or causes of action growing out of their prior relationship with each other, including but not limited to all matters set forth in the Lawsuit.

5. No party herein admits or acknowledges any wrongdoing.

6. All parties agree that no cause of action or claims asserted to be owned by one party against the other has been assigned to any other person or company.

7. Upon the consummation of this Agreement, the parties will direct their attorneys to promptly seek dismissal of all claims and counterclaims by the parties in the Lawsuit by preparing the appropriate joint motion and order of dismissal of all claims and counterclaims in the Lawsuit.

8. This Agreement represents the entire agreement between the parties. The parties further contract and agree that no oral agreement exists between the parties and that this settlement agreement can only be modified in writing if signed by all parties hereto.

9. All obligations under this Agreement are due to be performed in Travis County, Texas.

10. ATSI agrees and covenants not to hereafter disparage Benkendorf and Benkendorf agrees and covenants not to hereafter disparage ATSI or its officers and members of its Board of Directors.

11. Benkendorf asserts he was not removed as a Director by ATSI. If any third party should inquire to ATSI regarding Benkendorf, ATSI agrees it will not hereafter assert to third parties that Benkendorf was removed as a Director.

12. In the event ATSI should fail to comply with any of the payment (stock issuance) terms of this Agreement, ATSI will be given written notice by Benkendorf of such default and if ATSI fails to cure same within 20 days of receipt of such written notice, Benkendorf shall be entitled to twice the unpaid amount in any arbitration claim hereafter initiated by Benkendorf. Further, should ATSI breach the payment terms of this Agreement and fail to timely cure, Benkendorf may seek his reasonable and necessary attorney’s fees in connection with any arbitration claim hereafter initiated by Benkendorf.

13. If any party breaches the terms hereof for which either side fails to cure within 20 days after notice an opportunity to cure, any dispute relating to this Agreement shall be submitted to binding arbitration in Travis County, Texas (using the Rules of the American Arbitration Association as a guide) per a single arbitrator mutually selected by the parties’ attorneys or, if the parties are unable to select one, a Court may appoint one. Such arbitration shall not be by the American Arbitration Association.

14. The scope of the release above is such that Benkendorf foregoes any rights, if any, which he otherwise would have to buy or receive stock in ATSI per any stock option or stock compensation plan. The only contractual rights Benkendorf hereafter has as to ATSI, including but not limited to issuance of stock, is set forth in this Agreement. Benkendorf asserts that 20% of the consideration he receives under this Agreement should be allocable to reimbursement of his attorneys fees; ATSI does not make any representations to Benkendorf regarding the taxability of the proceeds and consideration hereunder and leaves it to and among Benkendorf and his counsel as to Benkendorf’s payment of attorneys fees and/or allocation of consideration received to attorneys fees.

15. This Agreement may be executed in counterparts and via fax, and a fax copy will be equivalent to an original. All signatories hereto represent and warrant that they have the authority to execute the binding promises and releases in this Agreement. This Agreement is not binding on any one party unless signed by or on behalf of both signatories below on or before March 17, 2006.

16. This is an 8-page document with signature pages. Because of the number of drafts of this Agreement, this Agreement will also have initials for AS (Art Smith for ATSI) and RB (for Richard Benkendorf) to be applied to each non-signatory page. If this Agreement is not executed by all parties on or before March 27, 2006, this Agreement is not consummated.

AGREED:

ATSI COMMUNICATIONS, INC. a Nevada Corporation, formerly a Delaware Corporation	RICHARD BENKENDORF

By: /s/ Art Smith	/s/ Richard C. Benkendorf
Art Smith, Its President and Chief Executive Officer Signed: March 27, 2006	Richard C. Benkendorf, individually Signed: March 27, 2006

APPROVED AS TO FORM BY COUNSEL TO PARTIES:

Langley & Banack, Inc.
745 E. Mulberry, 9th Floor
San Antonio, Texas 78212
(210) 736-6600 - Telephone
(210) 735-6889 - Telecopier

By: /s/ PETER L. KILPATRICK
PETER L. KILPATRICK
State Bar No. 11416545
Attorneys for ATSI Communications, Inc.,  a Nevada Corporation, formerly a Delaware Corporation, “Defendant” in the Lawsuit described above

Walker, Bright & Lewis, P.C.
7000 N. Mopac Expressway, Suite 490
Austin, TX 78731
(512) 708-1600 - Telephone
(512) 708-1500 - Facsimile

By: /s/ JEREMY P. LEVINE
JEREMY P. LEVINE
State Bar No. 00791101
Attorneys for Richard C. Benkendorf, “Plaintiff” in Lawsuit described above